SCHUMACHER & ASSOCIATES, INC.
Certified Public Accountants
Tower II, Suite 110
12835 East Arapahoe Road
Englewood, Colorado  80112
(303) 792-2466   FAX (303) 792-2467



August 31, 1999

United States Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:  e-MedSoft.com, Commission #0-26567

Ladies and Gentlemen:

The undersigned Schumacher & Associates, Inc. previously acted as independent accountants to audit the financial statements of e-MedSoft.com. We are no longer acting as independent accountants to the Company.

This letter will confirm that we have reviewed Item 4 of the Company's Form 8-K dated August 26, 1999 captioned "Changes in Registrant's Certifying Accountants" and that we agree with the statements made therein as they relate to us.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Dated this 31st day of August 1999.

Sincerely,

/s/ Schumacher & Associates, Inc.

Schumacher & Associates, Inc.